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                                                                    Exhibit 23.4

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                       1995 FINANCIAL STATEMENT SCHEDULE


Board of Directors and Shareholders
VF Corporation


Our report on the 1995 consolidated financial statements of VF Corporation has been incorporated by reference in this Form 10-K from page 27 of the 1995 Annual Report to Shareholders of VF Corporation. In connection with our audit of such consolidated financial statements, we have also audited the related consolidated financial statement schedule listed in Item 14(a)2 on page 13 of this Form 10-K.

In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




/s/ COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
March 25, 1996